Exhibit 3.1

AMENDMENT
OF
ARTICLES OF INCORPORATION
OF
ISONICS CORPORATION

The undersigned certify that:

1.             They are the duly acting President and Secretary, respectively, of Isonics Corporation, a California corporation (the “Corporation”).

2.             Pursuant to Section 510 of the California Corporations Code, the Articles of Incorporation of the Corporation (as amended) are hereby amended as follows:

(a)           Due to the reacquisition by the Corporation of all authorized shares of the Corporation’s Series A Convertible Preferred Stock, the following Certificate of Determination containing statements of rights, preferences, privileges and restrictions of Series A Convertible Preferred Stock is eliminated and stricken from the Articles of Incorporation:

Certificate of Determination relating to the Series A Convertible Preferred Stock (filed in the records of the California Secretary of State on July 26, 1999).

(b)           Due to the reacquisition by the Corporation of 500,000 shares of the Corporation’s Series B Convertible Preferred Stock. the first sentence of Paragraph 1 of the Certificate of Determination relating to the Series B Convertible Preferred Stock (filed in the records of the California Secretary of State on or about August 31, 2001) is amended to reflect the elimination of 500,000 shares of authorized Series B Preferred Stock, thereby amending the first sentence of Paragraph 1 of such Certificate of Determination to read as follows:

“This series shall consist of 2,500,000 shares of Preferred Stock of the Corporation and shall be designated the Series B Convertible Preferred Stock (‘Series B Stock’).”

(c)           Due to the reacquisition by the Corporation of all authorized shares of Series C Convertible Preferred Stock, Series D Convertible Preferred Stock and Series E Convertible Preferred Stock, each of the following Certificates of Determination containing statements of rights, preferences, privileges and restrictions of such series of Preferred Stock is eliminated and stricken from the Articles of Incorporation:

(A)          Certificate of Determination relating to the Series C Convertible Preferred Stock (filed in the records of the California Secretary of State on or about January 23, 2004);

(B)           Certificate of Determination relating to the Series D Convertible Preferred Stock (filed in the records of the California Secretary of State on or about April 7, 2004); and

(C)           Certificate of Determination relating to the Series E Convertible Preferred Stock (filed in the records of the California Secretary of State on or about October 1, 2004).

(d)           The shares of Series C Convertible Preferred Stock, Series D Convertible Preferred Stock and Series E Convertible Preferred Stock shall be returned to the status of authorized but undesignated shares of the Company’s Preferred Stock.

(e)           Due to the reacquisition by the Corporation of all authorized shares of the Corporation’s Series A Convertible Preferred Stock and 500,000 shares of Series B Convertible Preferred Stock and because of the requirements of the Certificates of Determination for the Series A Convertible Preferred Stock and the Series B Convertible Preferred Stock, pursuant to applicable provisions of Section 510 of the California Corporations Code, Article III(b) of the Corporation’s Articles of Incorporation is automatically amended to reflect a reduction of 2,350,000 shares in the number of authorized shares of Preferred Stock, thereby amending Article III(b) to read as follows:

“Seven Million Six Hundred and Fifty Thousand (7,650,000) shares which shall be designated as Preferred Stock, including 2,500,000 shares which are designated as Series B Convertible Preferred Stock.”

3.             The foregoing amendments to the Articles of Incorporation have been duly adopted and approved by the Board of Directors.

4              Section 510(f) of the California Corporations Code entitles the Board of Directors to alone adopt and approve the foregoing amendments without approval of the outstanding shares.

We further declare under penalty of perjury under the laws of the state of California that the matters set forth in this Certificate of Amendment are true of our own knowledge.

Dated: March 27, 2006

/s/ James E. Alexander, President

/s/ John Sakys, Secretary